Exhibit 10.3

FINAL

VERASTEM, INC.

Restricted Stock Unit Agreement

Time-Vesting Restricted Stock Unit

Granted under 2012 Incentive Plan

NOTICE OF GRANT

This Restricted Stock Unit Agreement (this “Agreement”) is made as of the Agreement Date between Verastem, Inc. (the “Company”), a Delaware corporation, and the Participant.

I.                                        Agreement Date

Date:	September 18, 2012

II.                                   Participant Information

Participant:	Christoph Westphal, M.D., Ph.D.
Participant Address:	17 Hawes Street
Brookline, MA 02446

III.                              Grant Information

Grant Date:	September 18, 2012
Restricted Stock Units:	206,612

IV.                               Vesting Table

Vesting Date	RSUs that Vest
December 31, 2012 (the “First Vesting Date”)	25%
Quarterly on each Three-Month Anniversary of the First Vesting Date until the Third Anniversary of the First Vesting Date	6.25%

This Agreement includes this Notice of Grant and the following General Terms and Conditions (attached as Exhibit A), which are expressly incorporated by reference in their entirety herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

VERASTEM, INC.		PARTICIPANT

By:	/s/ Robert Forrester	/s/ Christoph Westphal, M.D., Ph.D.
Name:	Robert Forrester	Name: Christoph Westphal, M.D., Ph.D.
Title:	Chief Operating Officer

Restricted Stock Unit Agreement

EXHIBIT A

GENERAL TERMS AND CONDITIONS

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.                                      Grant of RSUs; Condition of Grant.  In consideration of services rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s 2012 Incentive Plan (the “Plan”), an award of Restricted Stock Units (the “RSUs”), representing an award of the number of RSUs (the “Share Number”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”).  The RSUs entitle the Participant to receive, upon and subject to the vesting of the RSUs (as described in Section 2 below), one share of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) for each RSU that vests.  The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as the “Shares.”

2.                                      Vesting of the RSUs; Issuance of Shares.

(a)                                 Vesting of the RSUs.  Subject to the other provisions of this Section 2, the RSUs shall vest in accordance with the Vesting Table set forth in the Notice of Grant (the “Vesting Table”).  Any fractional RSU resulting from the application of the percentages in the Vesting Table shall be rounded down to the nearest whole number of RSUs.  The vesting of your RSU’s shall be subject to such further terms and conditions as are set forth in the offer letter, dated September 18, 2012,  between the Company and the Participant, which are incorporated herein by reference.

(b)                                 Issuance of Shares.  Within thirty days of each vesting date shown in the Vesting Table (the “Vesting Dates”), the Company will issue to the Participant, in certificated or uncertificated form, such number of Shares as is equal to the number of RSUs that vested on such Vesting Date and shall deliver such Shares to the Participant, or to the broker designated by the Participant.

3.                                      Dividends.  The RSUs shall have no rights with respect to dividends declared by the Company with respect to its capital stock, provided that the foregoing shall not prohibit or otherwise limit the adjustment of the terms of this Agreement in accordance with Section 9 of the Plan.

4.                                      Taxes.

(a)                                 Acknowledgments;  No Section 83(b) Election.  The Participant acknowledges that he is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the grant of the RSUs and the Shares upon vesting thereof and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs or Shares.  The Participant understands that the Participant (and not the Company) shall be responsible for the

Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs and the Shares underlying the RSUs.  The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code, as amended, is available with respect to the issuance of the RSUs and the Shares underlying the RSUs.

(b)                                 Withholding.  As a condition to the granting of the RSUs and the vesting thereof, the Participant acknowledges and agrees that he is responsible for the payment of income and employment taxes (and any other taxes required to be withheld) payable in connection with the grant or vesting of, or otherwise in connection with, the RSUs.  Accordingly, the Participant agrees to remit to the Company or any applicable subsidiary an amount sufficient to pay such taxes.  Such payment shall be made to the Company or the applicable subsidiary of the Company in a form that is reasonably acceptable to the Company, as the Company may determine in its discretion.  The Company in its discretion may retain and withhold from delivery at the time of vesting that number of shares of Common Stock having a fair market value equal to the statutory minimum withholding taxes owed by the Participant, which retained shares shall fund the payment of such taxes by the Company on behalf of the Participant.  Alternatively, the Company may require the Participant to provide a designated broker with irrevocable instructions directing the designated broker to, on the date of the designated broker’s receipt of any shares of Common Stock in accordance with Section 2, sell in accordance with ordinary principles of best execution that number of such shares of Common Stock as is necessary to yield net proceeds to the Participant equal to the amount of withholding taxes with respect to the income recognized by the Participant as a result of the vesting of the RSUs (based on the minimum statutory withholding rates for all tax purposes, including payroll and social taxes, that are applicable to such income) and remit such proceeds to the Company in satisfaction of such tax withholding obligations of the Company.

5.                                      Transferability.

(a)                                 Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber, by operation of law or otherwise, any RSUs, or any interest therein, until such RSUs have vested and the Shares underlying the RSUs have been issued.

(b)                                 Agreement in Connection with Public Offering. The Participant agrees, in connection with an underwritten public offering of the Common Stock pursuant to a registration statement under the Securities Act, (i) not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any other securities of the Company or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock or other securities of the Company, whether any transaction described in clause (a) or (b) is to be settled by delivery of securities, in cash or otherwise, during the period beginning on the date of the filing of such registration statement with the Securities and Exchange Commission and ending 360 days after the date of the final prospectus relating to the offering (plus up to an additional 34 days to the extent requested by the managing underwriters for such offering in order to address FINRA Rule 2711(f)(4) or any similar successor provision), except, in the discretion of the Company, to the extent required to satisfy the tax withholding obligations set forth in Section 4(b) of this

Agreement, and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.  The Company may impose stop-transfer instructions with respect to the shares of Common Stock or other securities subject to the foregoing restriction until the end of the “lock-up” period.

6.                                      Miscellaneous.

(a)                                 No Rights to Employment.  The Participant acknowledges and agrees that the grant of the RSUs and their vesting pursuant to Section 2 do not constitute an express or implied promise of continued employment for any period.

(b)                                 Section 409A.  This Agreement is intended to comply with or be exempt from the requirements of Section 409A and shall be construed consistently therewith.  In any event, the Company makes no representations or warranties and will have no liability to the Participant or to any other person, if any of the provisions of or payments under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A but that do not satisfy the requirements of that Section.

(c)                                  Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement; provided that any separate employment or severance agreement between the Company and the Participant that includes terms relating to the acceleration of vesting of equity awards shall not be superseded by this Agreement.  In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail.

(d)                                 Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, without regard to any applicable conflict of law principles.

(e)                                  Authority of Compensation Committee.  In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan.  All decisions and actions by the Compensation Committee with respect to this Agreement shall be made in the Compensation Committee’s discretion and shall be final and binding on the Participant.